Exhibit 16.1

• Ernst & Young LLP 5 Times Square New York, New York 10036-6530	• Phone: (212) 773-3000 www.ey.com

April 13, 2005

Mr. James Nall

Chief Financial Officer

Hudson United Bancorp

1000 MacArthur Blvd.

Mahwah, NJ 07430

Dear Mr. Nall:

This is to confirm that the client-auditor relationship between Hudson United Bancorp Savings and Investment Plan (Commission File Number 1-08660) and Ernst & Young LLP has ceased.

Very truly yours,

cc:	Office of the Chief Accountant PCAOB Letter File Securities and Exchange Commission Mail Stop 11-3 450 Fifth Street, N.W.
Washington, D.C. 20549

A Member Practice of Ernst & Young Global